Exhibit 99

FOR IMMEDIATE RELEASE

October 27, 2010

THE EASTERN COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2010

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the third quarter and nine months of 2010. Sales for the quarter were $34.0 million, compared to $28.1 million for the same period in 2009, a 21% increase.  Net income for the third quarter was $1.5 million or $0.24 per diluted share compared to the $907,000 or $0.15 per diluted share that was reported in the third quarter of 2009.

Net sales for the nine months of 2010 were $97.5 million compared to $84.7 million, a 15% increase.  Year to date earnings for the nine month period ended October 2, 2010 were $3.9 million or $0.63 per diluted share, compared to $667,000 or $0.11 per diluted share for the same period in 2009.

Leonard F. Leganza, Chairman, President and CEO stated, “Sales in the third quarter were slightly improved over sales in the first and second quarters of 2010, an indication that we may be seeing some general improvement in the markets we serve. We are however, still experiencing softness in some of our markets. Overall though, we are pleased with the operating results this year.”

Mr. Leganza also stated, “Following a long-term corporate policy of dividend payments, considering earnings and corporate needs, the 281st consecutive quarterly dividend which is $0.09 per common share, payable in December, will include an extra $0.16 per share. This extra payment is being made in view of our favorable operating results and strong cash flow.  We are optimistic that our operating results will continue to improve throughout 2011.  Also note worthy, the Company repatriated $1.5 million in earnings from our foreign subsidiaries for reinvestment in our U.S. based operations.

Mr. Leganza continued, “In the Metals Products Group, The Frazer & Jones division has experienced strong demand for its proprietary mine roof products and that greater demand is expected to continue in the foreseeable future.  Also, a significant portion of our $2.5 million capital improvement program was successfully implemented during the third quarter of this year with little disruption to our operation. It will significantly improve the operating efficiency and the product quality and delivery demands which our customers expect.”

Mr. Leganza further stated, “In the Industrial Products Group, our Canadian Commercial Vehicles subsidiary is manufacturing “Sleeper Cabs” for commercial and military class 8 trucks at a combined rate of 21 units a day.  This level of business is expected to continue through the fourth quarter and into 2011. We are also especially excited about a new composite panel we are beginning to produce which will be used in an electronic board product. This new business opportunity offers some exceptional growth opportunities for our Canadian subsidiary.  Our Mexican subsidiary, Sesamee Mexicana, has recently received new orders for lightweight composite panels to be used on delivery trucks for the Mexican market.  This new product introduction is receiving very positive comments from our customers and we are anticipating that this market will continue to grow.”

Mr. Leganza also stated, The Security Products Group experienced a strong third quarter and year to date revenue increase in the majority of its markets.  We are especially excited about the introduction of two new product offerings from our Greenwald division serving the commercial laundry industry.  Greenwald is now offering a new “Flash Cash” contactless payment system and the “DigiCoin” electronic drop meter using advanced technologies.  These two new product offerings will provide additional strong future growth opportunities for the division.”

Mr. Leganza concluded, “Despite the current economic environment, we continue to invest in the development of new products and reinvest in our operations in order to maintain our competitive edge in the markets we serve.”

The Eastern Company is a 152-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Oct. 2, 2010	Oct. 3, 2009	Oct. 2, 2010	Oct. 3, 2009
Net Sales	$33,958,681	$ 28,131,092	$ 97,490,901	$ 84,651,194

Net Income After Tax	$ 1,489,748	$ 907,377	$ 3,910,277	$ 667,229

Net Income Per Share:
Basic	$ 0.24	$ 0.15	$ 0.64	$ 0.11
Diluted	$ 0.24	$ 0.15	$ 0.63	$ 0.11

Weighted average
shares outstandings:
Basic	6,131,401	5,991,345	6,090,452	5,974,974
Diluted	6,208,219	6,206,823	6,187,971	6,263,333